EXHIBIT A

                                    WHG FUNDS
                            SHAREHOLDER SERVICE FEES



WHG FUNDS                           CLASS OF SHARES     SHAREHOLDER SERVICES FEE
---------                           ---------------     ------------------------
WHG Income Opportunity Fund         Institutional                0.25%
WHG SMidCap Fund                    Institutional                0.25%
WHG LargeCap Value Fund             Institutional                0.25%
WHG SmallCap Fund                   Institutional                0.25%
WHG AllCap Fund                     Institutional                0.25%
WHG Balanced Fund                   Institutional                0.25%